Exhibit 99.1
F i n i s a r
October 29, 2014
Finisar’s 5.0% Convertible Senior Note Holders Elect to Convert Outstanding $40 million of Notes into Shares of Common Stock prior to Redemption Date
SUNNYVALE, CA -- (Marketwired) -- 10/29/14 -- Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, announced that holders of all of the Company’s outstanding 5.0% Convertible Senior Notes due 2029, in the aggregate principal amount of approximately $40 million, voluntarily converted such Convertible Senior Notes at the rate of 93.6768 shares of Finisar’s common stock for each $1,000 principal amount of Convertible Senior Notes, or a conversion price of approximately $10.68 per share, per the existing terms of the Notes. Finisar previously announced that it intended to redeem all such outstanding Convertible Senior Notes on October 29, 2014. Prior to the redemption date, all the holders of the Convertible Senior Notes elected to convert into shares of Common Stock.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For 25 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
Finisar-F
Investor contact:
Kurt Adzema
Chief Financial Officer
408-542-5050
Investor.relations@finisar.com

Press contact:
Victoria McDonald
Director, Corporate Communications
408-542-4261